Foundation Building Materials, Inc. Announces First Quarter 2020 Results and Provides COVID-19 Business Update

2020 First Quarter Highlights

•Net sales of $524.3 million, an increase of 1.8% compared to the prior year period; average daily net sales increased 0.2%
•Net income from continuing operations of $14.4 million, an increase of $9.5 million, compared to the prior year period
•Adjusted net income(1) of $9.7 million, an increase of $3.7 million, compared to the prior year period
•Adjusted EBITDA(1) of $40.3 million and adjusted EBITDA margin(1) of 7.7%, compared to adjusted EBITDA(1) of $37.5 million and adjusted EBITDA margin(1) of 7.3% in the prior year period
•Earnings per share ("EPS") from continuing operations of $0.33 compared to $0.11 in the prior year period; adjusted EPS(1) of $0.23 compared to $0.14 in the prior year period
•Reduced net debt leverage ratio(1) to 2.98x at March 31, 2020 from 3.61x at March 31, 2019
•Completed one acquisition in February 2020 and opened the Charleston, South Carolina greenfield branch

Santa Ana, CA, May 11, 2020 Foundation Building Materials, Inc. (NYSE: FBM), one of the largest specialty building products distributors of wallboard, suspended ceiling systems and metal framing in North America, today reported first quarter 2020 financial results and provided a COVID-19 business update.
“We continue to extend our thoughts and prayers to those affected by the COVID-19 Pandemic,” said Ruben Mendoza, President and Chief Executive Officer. “While our first quarter results reflect the resiliency of our employees and operations, we have implemented a number of strategic actions and cost-saving initiatives in response to the current market environment. Our company continues to operate the vast majority of its branches in the United States and Canada utilizing safety precautions based on recommendations from federal, state and local authorities, and we believe our company is well-positioned to successfully navigate this challenging time.”

2020 First Quarter Results

Net sales for the three months ended March 31, 2020, were $524.3 million compared to $514.9 million for the three months ended March 31, 2019, representing an increase of $9.4 million, or 1.8%. There was one more business day in the current period as compared to the prior year period. Average daily net sales increased 0.2% over the prior year period. Net sales from base business branches decreased $1.5 million compared to the prior year period, and average daily base business net sales decreased by 1.9% over the prior year period. Net sales from acquired branches and existing branches that were strategically combined contributed $10.9 million of the net sales increase. The base business net sales decrease was primarily driven by the impacts and disruptions caused by the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020 (the "COVID-19 Pandemic").

Gross profit for the three months ended March 31, 2020, was $162.2 million compared to $153.0 million for the three months ended March 31, 2019, representing an increase of $9.2 million, or 6.0%. Gross profit increased due to an expansion of our gross margin and an increase in sales from acquisitions. Gross margin for the three months ended March 31, 2020, was 30.9% compared to 29.7% for the three months ended March 31, 2019. The increase in gross margin was primarily due to improved profitability across our wallboard, metal framing, and complementary and other products lines driven by our ongoing pricing and purchasing initiatives.

Selling, general and administrative ("SG&A") expenses for the three months ended March 31, 2020, were $123.1 million compared to $117.2 million for the three months ended March 31, 2019, representing an increase of $5.9 million, or 5.0%. As a percentage of net sales, SG&A expenses were 23.5% for the three months ended March 31, 2020, compared to 22.8% for the three months ended March 31, 2019. The increase in SG&A expenses as a percentage of net sales was primarily due to loss of sales leverage resulting from the COVID-19 Pandemic, our continued investment in various company-wide initiatives and higher labor costs.
Net income from continuing operations for the three months ended March 31, 2020, was $14.4 million, or $0.33 per share, an increase of $9.5 million compared to $4.8 million, or $0.11 per share, for the three months ended March 31, 2019. Adjusted net income(1) for the three months ended March 31, 2020, was $9.7 million, or $0.23 per share, an increase of $3.7 million compared to $6.1 million, or $0.14 per share, for the three months ended March 31, 2019.

Adjusted EBITDA(1) was $40.3 million and adjusted EBITDA margin(1) was 7.7% for the three months ended March 31, 2020, compared to adjusted EBITDA(1) of $37.5 million and adjusted EBITDA margin(1) of 7.3% for the three months ended March 31, 2019.

COVID-19 Pandemic Business Update

On April 8, 2020, we withdrew our full year financial guidance. Through April 2020, the COVID-19 Pandemic has had a negative impact on most of the markets in which the Company operates, with low single digit daily sales decreases as compared to last year. In a select number of states, including Washington, California, Michigan, New Jersey, and the Commonwealth of Pennsylvania, stronger restrictions are or have been in place, and the Company has experienced more significant year over year headwinds and has not seen the typical seasonal improvements. As a result, consolidated April net sales are down approximately 20% year over year. The Company continues to monitor the current environment and anticipates its future financial performance will be adversely impacted due to the effects of the COVID-19 Pandemic. Given the uncertainty related to the magnitude and duration of the COVID-19 Pandemic, the Company cannot reliably provide financial guidance for the full year at this time.

Acquisitions

On February 3, 2020, the Company acquired the operations of two branches and certain assets of Insulation Distributors, Inc. (“IDI”), which resulted in the addition of two specialty building products branches in Maryland. For 2020, the former IDI branches are expected to contribute between $16.0 million and $18.0 million to net sales. The Company has temporarily suspended acquisition activity due to the COVID-19 Pandemic.

First Quarter Earnings Release and Conference Call

In conjunction with this release, Foundation Building Materials, Inc. will host a conference call tomorrow, Tuesday, May 12, 2020, at 8:30 AM Eastern Time. Ruben Mendoza, President and Chief Executive Officer, John Gorey, Chief Financial Officer, Pete Welly, Chief Operating Officer, Kirby Thompson, Senior Vice President of Sales and Marketing and John Moten, Vice President Investor Relations will host the call.
The call can be accessed in three ways:
•At the FBM website: www.fbmsales.com under the "Events and Presentations" tab in the "Investors" section of the Company’s website;
•By telephone: For both listen-only participants and those who wish to take part in the question and answer portion of the call, the dial-in telephone number in the U.S. is (877) 407-9039. For participation outside the U.S., the dial-in number is (201) 689-8470; and
•Using audio replay: A replay of the call will be available beginning at 11:30 AM Eastern Time on Tuesday, May 12, 2020, and ending 11:59 PM Eastern Time on Tuesday, May 19, 2020. The dial-in number for U.S.-based participants is (844) 512-2921. Participants outside the U.S. should use the replay dial-in number of (412) 317-6671. All callers will be required to provide the Conference ID of 13701879.

About Foundation Building Materials

Foundation Building Materials is a specialty building products distributor of wallboard, suspended ceiling systems, and metal framing throughout North America. Based in Santa Ana, California, the Company operates more than 175 branches across the United States and Canada. Learn more at www.fbmsales.com or follow us on LinkedIn, Twitter, Instagram, or Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, the impact of the COVID-19 Pandemic on the Company’s financial performance, and the effect of certain strategic actions and cost-saving initiatives taken by the Company. The impacts and disruptions caused by the COVID-19 Pandemic are highly uncertain, cannot be accurately predicted, and will depend upon future developments outside the control of the Company, including the scope and duration of the outbreak, and the scope and impact of any government orders and restrictions designed to limit the further spread of COVID-19. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, public health and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:
John Moten, IRC
Foundation Building Materials, Inc.
657-900-3200
Investors@fbmsales.com

Media Relations:
Joele Frank, Wilkinson Brimmer Katcher
Jed Repko or Ed Trissel
212-355-4449

(1) Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS and net debt leverage ratio are non-GAAP financial measures. See the supplementary schedules at the end of this press release for a discussion of how we define and calculate these measures, why we believe they are important and a reconciliation thereof to the most directly comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by net sales. For a calculation of our net debt leverage ratio as of March 31, 2020, see Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

- Financial Tables Follow -

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$524,258	$514,872
Cost of goods sold	362,100	361,912
Gross profit	162,158	152,960
Operating expenses:
Selling, general and administrative expenses	123,097	117,230
Depreciation and amortization	19,219	20,342
Total operating expenses	142,316	137,572
Income from operations	19,842	15,388
Interest expense	(7,733)	(8,556)
Gain on legal settlement	8,556	—
Other (expense) income, net	(1,022)	41
Income before income taxes	19,643	6,873
Income tax expense	5,267	2,045
Income from continuing operations	14,376	4,828
Loss on sale of discontinued operations, net of tax	—	(1,346)
Net income	$14,376	$3,482

Earnings (loss) per share data:
Earnings from continuing operations per share - basic	$0.33	$0.11
Earnings from continuing operations per share - diluted	$0.33	$0.11

Loss from discontinued operations per share - basic	$—	$(0.03)
Loss from discontinued operations per share - diluted	$—	$(0.03)

Earnings per share - basic	$0.33	$0.08
Earnings per share - diluted	$0.33	$0.08

Weighted average shares outstanding:
Basic	43,045,692	42,932,024
Diluted	43,542,819	42,944,829

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	March 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$141,235	$17,766
Accounts receivable—net of allowance for expected credit losses of $2,212 and $3,169, respectively	293,504	262,757
Other receivables	41,411	59,104
Inventories	173,284	178,624
Prepaid expenses and other current assets	7,446	7,965
Total current assets	656,880	526,216
Property and equipment, net	154,447	150,188
Right-of-use assets, net	121,700	120,562
Intangible assets, net	101,452	113,861
Goodwill	493,068	495,724
Other assets	9,470	5,206
Total assets	$1,537,017	$1,411,757
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$149,474	$145,226
Accrued payroll and employee benefits	23,871	31,410
Accrued taxes	9,612	8,780
Current portion of tax receivable agreement	8,537	27,850
Current portion of term loan	4,500	4,500
Current portion of lease liabilities	31,138	30,307
Other current liabilities	12,642	18,557
Total current liabilities	239,774	266,630
Asset-based revolving credit facility	235,000	89,000
Long-term portion of term loan, net	433,791	434,633
Tax receivable agreement	80,996	89,533
Deferred income taxes, net	21,759	18,972
Long-term portion of lease liabilities	96,831	97,145
Other liabilities	12,836	7,679
Total liabilities	1,120,987	1,003,592
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 10,000,000 shares; 0 shares issued	—	—
Common stock, $0.001 par value, authorized 190,000,000 shares; 43,201,056 and 42,991,016 shares issued, respectively	13	13
Additional paid-in capital	337,393	336,362
Retained earnings	88,630	74,254
Accumulated other comprehensive loss	(10,006)	(2,464)
Total stockholders' equity	416,030	408,165
Total liabilities and stockholders' equity	$1,537,017	$1,411,757

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$14,376	$3,482
Add: loss on sale of discontinued operations	—	(1,346)
Net income from continuing operations	14,376	4,828
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation	7,249	8,846
Amortization of intangible assets	11,970	11,496
Amortization of debt issuance costs and debt discount	540	539
Inventory fair value purchase accounting adjustment	—	196
Provision for expected credit losses	652	636
Stock-based compensation	1,393	829
Loss on disposal of property and equipment	51	191
Right-of-use assets non-cash expense	7,489	6,743
Deferred income taxes	3,133	211
Change in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(30,308)	(23,860)
Other receivables	16,875	16,851
Inventories	5,924	(2,917)
Prepaid expenses and other current assets	460	(2,206)
Other assets	(24)	(15)
Accounts payable	6,256	9,182
Accrued payroll and employee benefits	(7,349)	(7,601)
Accrued taxes	863	(831)
Operating lease liabilities	(7,335)	(6,618)
Other liabilities	(4,499)	1,209
Net cash provided by operating activities from continuing operations	27,716	17,709
Cash flows from investing activities from continuing operations:
Purchases of property and equipment	(11,442)	(5,242)
Payments of net working capital adjustments related to acquisitions	(34)	(13)
Proceeds from the disposal of fixed assets	474	238
Acquisitions, net of cash acquired	(8,638)	(10,757)
Net cash used in investing activities from continuing operations	(19,640)	(15,774)
Cash flows from financing activities from continuing operations:
Proceeds from asset-based revolving credit facility	322,500	145,276
Repayments of asset-based revolving credit facility	(176,500)	(137,776)
Principal payments for term loan	(1,125)	(1,125)
Payment related to tax receivable agreement	(27,850)	(16,667)
Tax withholding payment related to net settlement of equity awards	(362)	(130)
Principal repayment of finance lease obligations	(678)	(654)
Net cash provided by (used in) financing activities from continuing operations	115,985	(11,076)
Net cash used in investing activities from discontinued operations	—	(1,346)

Net cash used in discontinued operations	—	(1,346)
Effect of exchange rate changes on cash	(592)	166
Net increase (decrease) in cash	123,469	(10,321)
Cash and cash equivalents at beginning of period	17,766	15,299
Cash and cash equivalents at end of period	$141,235	$4,978

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$103	$79
Cash paid for interest	$7,665	$8,613
Supplemental disclosures of non-cash investing and financing activities:
Change in fair value of derivatives, net of tax	$499	$3,496
Goodwill adjustment for purchase price allocation	$55	$187

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY MAJOR PRODUCT LINE, GROSS PROFIT AND GROSS MARGIN
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended March 31,				Change
	2020		2019		$	%
Wallboard	$202,268	38.6%	$202,914	39.4%	$(646)	(0.3)%
Suspended ceiling systems	98,506	18.8%	88,996	17.3%	9,510	10.7%
Metal framing	93,334	17.8%	99,251	19.3%	(5,917)	(6.0)%
Complementary and other products	130,150	24.8%	123,711	24.0%	6,439	5.2%
Total net sales	$524,258	100.0%	$514,872	100.0%	$9,386	1.8%
Total gross profit	$162,158		$152,960		$9,198	6.0%
Total gross margin	30.9%		29.7%		1.2%

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended March 31,		Change
	2020	2019	$	%
Base business (1)	$493,377	$494,918	$(1,541)	(0.3)%
Acquired and combined (2)	30,881	19,954	10,927	54.8%
Net sales	$524,258	$514,872	$9,386	1.8%
(1) Represents net sales from branches that were owned by us since January 1, 2019, and branches that were opened by us during such period.
(2) Represents branches acquired and combined after January 1, 2019, primarily as a result of our strategic combination of branches.

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES BY MAJOR PRODUCT LINE
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended March 31, 2019	Base Business Net Sales Change	Acquired and Combined Net Sales Change	Three Months Ended March 31, 2020	Total Net Sales % Change	Base Business Net Sales % Change(1)	Acquired and Combined Net Sales % Change(2)
Wallboard	$202,914	$(2,974)	$2,328	$202,268	(0.3)%	(1.5)%	30.4%
Suspended ceiling systems	88,996	4,117	5,393	98,506	10.7%	4.8%	210.1%
Metal framing	99,251	(6,616)	699	93,334	(6.0)%	(6.9)%	18.0%
Complementary and other products	123,711	3,932	2,507	130,150	5.2%	3.3%	42.9%
Net sales	$514,872	$(1,541)	$10,927	$524,258	1.8%	(0.3)%	54.8%
Average daily net sales(3)	$8,173	$(147)	$166	$8,192	0.2%	(1.9)%	52.3%
(1) Represents base business net sales change as a percentage of base business net sales for the three months ended March 31, 2019.
(2) Represents acquired and combined net sales change as a percentage of acquired and combined net sales for the three months ended March 31, 2019.
(3) The number of business days for the three months ended March 31, 2020 and 2019 were 64 and 63, respectively.

Non-GAAP Financial Measures

In addition to presenting financial results prepared in accordance with Generally Accepted Accounting Principles, or GAAP, this press release contains certain non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, net debt leverage ratio and adjusted earnings per share, which are provided as supplemental measures of financial performance. These measures are not required by, or presented in accordance with, GAAP. The Company calculates adjusted EBITDA as net income from continuing operations before interest expense, net, income tax expense, depreciation and amortization, stock-based compensation, and other non-recurring adjustments such as loss on the disposal of property and equipment, gain on legal settlement and transaction costs. The Company calculates adjusted EBITDA margin as adjusted EBITDA divided by net sales. The Company calculates adjusted net income as net income from continuing operations before stock-based compensation, and other non-recurring adjustments such as loss on the disposal of property and equipment, gain on legal settlement and transaction costs. The Company calculates adjusted earnings per share as adjusted net income on a per weighted average share outstanding basis. For a calculation of net debt leverage ratio, see Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

These non-GAAP financial measures are presented because they are important metrics used by management as a means by which it assesses financial performance. We believe these measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. These measures, when used in conjunction with the most directly comparable GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing the Company’s financial condition and results of operations.

These non-GAAP financial measures have certain limitations, which are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. These measures should not be considered as alternatives to measures of financial performance prepared in accordance with GAAP. In addition, these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. Furthermore, these measures are not intended to be considered liquidity measures. Other companies, including other companies in the Company’s industry, may not use these measures or may calculate one or more of these measures differently than the Company does, limiting their usefulness as comparative measures.

The following is a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income from continuing operations (unaudited):

	Three Months Ended March 31,
	2020	2019
(dollars in thousands)
Net income from continuing operations	$14,376	$4,828
Interest expense, net	7,691	8,585
Income tax expense	5,267	2,045
Depreciation and amortization	19,219	20,342
Stock-based compensation	1,393	829
Loss on disposal of property and equipment	51	191
Gain on legal settlement	(8,556)	—
Transaction costs(a)	839	645
Adjusted EBITDA	$40,280	$37,465
Adjusted EBITDA margin(b)	7.7%	7.3%

(a) Represents costs related to our transactions, including fees to financial advisors, accountants, attorneys, and other professionals, as well as certain internal corporate development costs. The costs also include non-cash purchase accounting effects to adjust for the effect of the purchase accounting step-up in the value of inventory to fair value recognized as a result of acquisitions.
(b) Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.

The following is a reconciliation of adjusted net income to the most directly comparable GAAP measure, net income from continuing operations (unaudited):

	Three Months Ended March 31,
	2020	2019
(in thousands, except share and per share data)
Net income from continuing operations	$14,376	$4,828
Stock-based compensation	1,393	829
Loss on disposal of property and equipment	51	191
Gain on legal settlement	(8,556)	—
Transaction costs(a)	839	645
Tax effects(b)	1,616	(426)
Adjusted net income	$9,719	$6,067

Earnings per share data as reported:
Basic	$0.33	$0.11
Diluted	$0.33	$0.11
Earnings per share data as adjusted:
Basic	$0.23	$0.14
Diluted	$0.22	$0.14

Weighted average shares outstanding:
Basic	43,045,692	42,932,024
Diluted	43,542,819	42,944,829
(a) Represents costs related to our transactions, including fees to financial advisors, accountants, attorneys, and other professionals, as well as certain internal corporate development costs. The costs also include non-cash purchase accounting effects to adjust for the effect of the purchase accounting step-up in the value of inventory to fair value recognized as a result of acquisitions.
(b) Represents the impact of corporate income taxes.